Exhibit 5.1

MACDONALD & COMPANY

Lawyers

Grant Macdonald, Q.C. Gareth C. Howells	Suite 200, Financial Plaza 204 Lambert Street Whitehorse, YT Y1A 3T2 Telephone: (867) 667-7885 Ext 239 Fax: (867) 667-7600 Email: ghowells@anton.yk.ca

March 16, 2012

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado

United States of America

Dear Sirs/Mesdames:

Re:          Registration Statement on Form S-3 (the “Registration Statement”)

Our File: 20120151

We have acted as Yukon counsel to Vista Gold Corp., a Yukon Territory corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time of common shares, without par value (“Common Shares”), warrants to purchase Common Shares (“Warrants”), subscription receipts for Common Shares, Warrants or any combination thereof (“Subscription Receipts”), or any combination thereof (“Units”), (collectively, the Common Shares, Warrants, Subscription Receipts, and Units are referred to as the “Securities”).  The aggregate offering prices of the Securities that may be offered and sold by the Company pursuant to the Registration Statement to which this opinion is an exhibit will not exceed U.S. $200 million. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions and the completeness and accuracy of the Company’s corporate records in our possession as of the date hereof.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.  We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded, (b) a Prospectus Supplement will have been prepared and filed with the U.S. Securities and Exchange Commission describing the Securities offered thereby, (c) all Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement, (d) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (e) any securities issuable upon exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such exercise, (f) at the time of any offering or sale of any Common Shares, Warrants to purchase Common Shares, Units comprised of, in whole or in part, Common Shares or Subscription Receipts for, in whole or in part, Common Shares, and as of the date of the issuance of any Common Shares issuable upon exercise of Warrants or Subscription Receipts, there will be sufficient Common Shares authorized and unissued under the Company’s then operative articles of incorporation (the “Articles of Incorporation”) and not otherwise reserved for issuance, (g) at the time of issuance of the Securities, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (h) at the time of issuance of the Securities, the Articles of Incorporation and then operative bylaws of the Company (the “Bylaws” and collectively with the Articles of Incorporation, the “Charter Documents”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, (i) any applicable indenture relating to the issuance of Warrants, any subscription receipt agreement relating to the issuance of Subscription Receipts or any unit agreement relating to the issuance of Units has been duly authorized, executed and delivered by the parties thereto (other than the Company) and constitute legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with their respective terms, and (j) that the terms, execution and delivery of the Securities (i) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

(1)                                  With respect to Common Shares offered under the Registration Statement, when (a) the Company has taken all necessary action to authorize and approve the issuance thereof and related matters, and (b) certificates representing the Common Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Charter Documents, either (i) against payment therefor in an amount not less than such consideration determined by the Company’s Board of Directors and permitted under the laws of the Yukon Territory then in effect and in the manner contemplated by the Registration Statement and/or the applicable Prospectus Supplement and in accordance with the provisions of the applicable definitive purchase, underwriting or similar agreement, if any, approved by the Company or (ii) upon exercise or conversion of any other Security in accordance with the terms of such Security or the instrument governing such Security as approved by the Company, for the consideration approved by the Company (in an amount not less than such consideration determined by the Company’s Board of Directors and permitted under the laws of the Yukon Territory then in effect), the Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed herein are subject to the following qualifications:

(a)                                  the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor’s rights;

(b)                                 no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(c)                                  no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(d)                                 no opinion is given with respect to rights to indemnity and contribution;

(e)                                  the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

(i)                                     concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(ii)                                  the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(iii)                               the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

(iv)                              the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

(v)                                 the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

(f)                                    a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

(g)                                 the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(h)                                 the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

The foregoing opinions are limited to the laws of the Yukon Territory and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion is addressed to the Company in connection with the filing of the Registration Statement and may not be relied upon by any other person without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours very truly,

MACDONALD & COMPANY

/s/ Gareth C. Howells

Gareth C. Howells

GCH/mls